Exhibit 10.21

Execution Version

AMENDMENT NO. 4 TO CREDIT AGREEMENT

This Amendment No. 4 to Credit Agreement (this “Agreement”) dated as of April 13, 2004 is made by and among WALTER INDUSTRIES, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States (“Bank of America”), in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement (as defined below)) (in such capacity, the “Administrative Agent”), and each of the Lenders signatory hereto, and each of the Guarantors (as defined in the Credit Agreement) signatory hereto.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent and the Lenders have entered into that certain Credit Agreement dated as of April 17, 2003, as amended by Amendment No. 1 and Consent dated as of June 16, 2003, as further amended by Amendment No. 2 to Credit Agreement dated as of October 28, 2003, and as further amended by Amendment No. 3 to Credit Agreement dated as of March 24, 2004 (as so amended, as hereby amended and as from time to time hereafter further amended, modified, supplemented, restated, or amended and restated, the “Credit Agreement”; the capitalized terms used in this Agreement not otherwise defined herein shall have the respective meanings given thereto in the Credit Agreement), pursuant to which the Lenders have made available to the Borrower a term loan facility and a revolving credit facility, including a letter of credit facility and a swing line facility; and

WHEREAS, each of the Guarantors has entered into a Guaranty pursuant to which it has guaranteed certain or all of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain terms of the Credit Agreement, which the Administrative Agent and the Lenders party hereto are willing to do on the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)           The following new definitions are added to Section 1.01 in their proper alphabetical order:

“Amendment No. 4” means that certain Amendment No. 4 to Credit Agreement dated as of April 13, 2004 by and among the Borrower, the Guarantors, the Administrative Agent and certain of the Lenders.

“Convertible Notes” means Indebtedness of the Borrower in the form of notes issued by the Borrower substantially simultaneously with the effectiveness of Amendment No. 4 that (i) is subordinated in payment to the Obligations hereunder and (ii) is convertible into common equity of the Borrower, all on terms and subject to documentation reasonably satisfactory to the Administrative Agent.

“Maximum Repurchase Amount” means, at any date of computation thereof, the sum of (a) $25,000,000 plus (b) up to $25,000,000 of the amount by which the initial aggregate principal amount of the issuance of the Convertible Notes exceeds $125,000,000 plus (c) the amount of repurchases permitted by Section 8.06(d) but not utilized during the fiscal year of the Borrower ending December 31, 2004; provided that (i) amounts set forth in subsection (c) above will be the first dollars deemed to be utilized during the fiscal year of the Borrower ending December 31, 2005, and (ii) this definition of “Maximum Repurchase Amount” shall be reduced on January 1, 2006 by the amount provided in subsection (c) above but not utilized prior to such date.

(b)           The following new Section 2.06(d)(iv) is hereby added after the current Section 2.06(d)(iii):

(iv)          The Borrower shall make, or shall cause each applicable Restricted Subsidiary to make, a prepayment in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of each private or public issuance of Indebtedness of the Borrower or any Restricted Subsidiary permitted by Section 8.03(n). Each prepayment required to be made pursuant to this Section 2.06(d)(iv) shall be made simultaneously with the receipt of such Net Cash Proceeds (or the next Business Day thereafter in the event such Net Cash Proceeds are received later than the time necessary to make such prepayment on the day of receipt thereof), with the Borrower providing written notice thereof to the Administrative Agent simultaneously with the issuance of such Indebtedness, which notice shall include a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail the calculations utilized in computing the Net Cash Proceeds of such issuance; provided that in the event the prepayment to be made pursuant to this Section 2.06(d)(iv) will be sufficient to repay the Term Loan B in full, including all accrued interest and fees, and terminate the Term Loan B, then the certificate of a Responsible Officer provided by this sentence shall not be required.

(c)           The following new sentence is added to the end of Section 2.06(d):

Notwithstanding anything to the contrary in this Section 2.06(d), prepayments made under Section 2.06(d)(iv) shall only be applied the Outstanding Amount of the Term Loan B, and following the repayment in full of the Term Loan B no prepayment of the Outstanding Amount under the Revolving Credit Facility, and no reduction of the Aggregate Revolving Credit Commitments, shall be required with the Net Cash Proceeds described in Section 2.06(d)(iv).

(d)           The word “and” following Section 8.03(1) is hereby deleted, the period following Section 8.03(m) is hereby deleted and replaced with “; and”, and the following new Section 8.03(n) is hereby added after the current Section 8.03(m):

(n)           a single issuance (including any exercise of an increase option in connection with such issuance) of Convertible Notes in an initial aggregate principal amount of not less than $125,000,000 but not in excess of $175,000,000, so long as such issuance occurs on or prior to July 31, 2004.

(e)            Section 8.06(d) is hereby deleted in its entirety and replaced with the following:

(d)           without limiting Section 8.06(e), at any time during the fiscal year of the Borrower ending December 31, 2004 the Borrower may make one or more repurchases of its own capital stock from holders of such capital stock in an aggregate amount not to exceed $50,000,000 so long as (i) the Borrower has issued the Indebtedness described in Section 8.03(n) within the time provided therein in an initial principal amount not less than $125,000,000 prior to the date of any such repurchase, (ii) the Term Loan B has been paid in full and terminated prior to the date of any such repurchase, and (iii) after giving pro forma effect to each such repurchase no Default shall have occurred and be continuing;

(f)            Section 8.06(e) is hereby amended by deleting the clause “without duplication of Section 8.06(d)” and replaced such clause with “without limiting Section 8.06(d) or (f)”.

(g)           The following new Section 8.06(f) is hereby added after the current Section 8.06(e):

(f)            without limiting Section 8.06(e), at any time after December 31, 2004 the Borrower may repurchase shares of its own capital stock for cash in an aggregate amount not to exceed the Maximum Repurchase Amount so long as (i) the Borrower has issued the Indebtedness described in Section 8.03(n) in an initial principal amount not less than $125,000,000 within the time provided therein and prior to the date of any such repurchase, (ii) the Term Loan B has been paid in full and terminated prior to the date of any such repurchase, and (iii) after giving pro forma effect to each such repurchase (A) the Consolidated Leverage Ratio is not greater than 1.75 to 1.00, (B) the remaining amount available to be drawn under the Revolving Credit Facility is not less than $100,000,000, and (C) no Default shall have occurred and be continuing.

(h)           Section 8.12(a) is hereby deleted in its entirety and replaced with the following:

(c)           Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio (i) at any time to be greater than 2.75 to 1.00 except as provided in subpart (ii) below with respect only to the fiscal quarter of the Borrower ending June 30, 2004, or (ii) in the event that there have been no CMO Financing Cash Proceeds during the Four-Quarter Period ending June 30, 2004, at any time during the fiscal quarter of the Borrower ending June 30, 2004 to be greater than (x) 4.25 to 1.00 if the Borrower issues the Indebtedness permitted by Section 8.03(n) within the time provided therein, or (y) 3.30 to 1.00 otherwise.

2.              Effectiveness; Conditions Precedent, The effectiveness of this Agreement and the amendments to the Credit Agreement provided in Paragraph 1 hereof are all subject to the satisfaction of each the following conditions precedent:

(a)            The Administrative Agent shall have received each of the following documents or instruments in form and substance reasonably acceptable to the Administrative Agent:

(i)            counterparts of this Agreement, duly executed by the Borrower, the Administrative Agent, each Guarantor and the Required Lenders, together with all schedules and exhibits thereto duly completed, which counterparts may be delivered by telefacsimile or other electronic means, but such delivery will be promptly followed by the delivery of four (4) original signature pages by each Person party hereto unless waived by the Administrative Agent;

(ii)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(b)            All fees and expenses payable to the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel to the Administrative Agent) shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

3.              Consent of the Guarantors.  Each Guarantor hereby consents, acknowledges and agrees to the amendments and other matters set forth herein and hereby confirms and ratifies in all respects the Guaranty to which such Guarantor is a party (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Agreement and the amendments, waivers and consents contemplated hereby) and the enforceability of such Guaranty against such Guarantor in accordance with its terms.

4.              Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a)            The representations and warranties made by the Borrower in Article VI of the Credit Agreement and in each of the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(b)           Since December 31, 2002, no event or circumstance has occurred, and no action, suit, investigation or proceeding has been brought or, to the best of the Borrower’s knowledge, threatened in any court or before any arbitrator or Governmental Authority that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, except to the extent previously disclosed to the Administrative Agent and the Lenders;

(c)           The Persons appearing as Guarantors on the signature pages to this Agreement constitute all Persons who are required to be Guarantors pursuant to the terms of the Credit Agreement and the other Loan Documents, including without limitation all Persons who became Subsidiaries or were otherwise required to become Guarantors after the Closing Date, and each of such Persons has become and remains a party to a Guaranty as a Guarantor;

(d)           This Agreement has been duly authorized, executed and delivered by the Borrower and Guarantors party hereto and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(e)           After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

5.              Entire Agreement.  This Agreement, together with all the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 11.01 of the Credit Agreement.

6.              Full Force and Effect of Agreement.  Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

7.              Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

8.              Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within such State, and shall be further subject to the provisions of Sections 11.16(b) and 11.17 of the Credit Agreement.

9.              Enforceability.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

10.            References.  All references in any of the Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

11.            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Guarantors and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 11.07 of the Credit Agreement.

[Signature pages omitted.]